EXHIBIT 99.1

PRESS RELEASE

Scripps Networks Interactive to acquire controlling interest in Travel Channel

Scripps will control 65 percent of leveraged joint venture with Cox Communications

For immediate release

Nov. 5, 2009

CINCINNATI – Scripps Networks Interactive Inc. (NYSE: SNI), owner and operator of the Food Network and HGTV lifestyle television networks, will enter into a joint venture with Cox Communications Inc. by which it will acquire a controlling interest in the Travel Channel.

The two companies today signed a definitive agreement that, upon completion, will result in Scripps Networks Interactive owning 65 percent of the Travel Channel and Cox Communications retaining a 35 percent minority stake in the network.

The Travel Channel transaction is expected to be completed by or before January 2010.

“Combining the Travel Channel with Food Network and HGTV will make our fast-growing, young company the undisputed global leader in lifestyle programming,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “This collection of popular lifestyle networks will be in great demand worldwide and promises to create substantial long-term value for all of our stakeholders.”

Launched in 1987, Travel Channel has grown to become one of America’s best known cable television networks and today reaches about 95 million U.S. television households. The television network – the cornerstone of Travel Channel Media – supports a growing range of cross-platform initiatives including Internet, mobile and social media applications.

“Adding the Travel Channel, and its related enterprises, provides us with a unique opportunity to meaningfully expand our portfolio into a lifestyle category that’s highly desirable to media consumers, advertisers and programming distributors,” Lowe said. “Our vision for Travel follows the same script that’s made Food Network and HGTV two of the most powerful brands in all of television. By lending our unparalleled expertise in developing successful lifestyle media businesses, we have every confidence that we can build on Travel’s strong brand identity and leverage the successes achieved to date by the top-notch team at Travel Channel and our new partners at Cox Communications.”

As proposed, the transaction is structured as a leveraged joint venture between Scripps Networks Interactive and Cox Communications.

Cox will contribute the Travel Channel, valued at $975 million, and Scripps Networks Interactive will contribute $181 million in cash to a newly created partnership. The partnership, in turn, will take on $878 million in third-party debt that will be guaranteed by Scripps and indemnified by Cox, with the proceeds to be distributed to Cox.

The transaction will result in the partnership having about $696 million in net debt.

“This solid partnership that we’re establishing today allows us to maintain an interest in Travel Channel while at the same time giving the network an opportunity to leverage the resources and expertise of a successful programmer like Scripps Networks Interactive,” said Cox Communications President Patrick Esser. “Scripps has an outstanding reputation as a company, an employer and a programmer. Over the past 15 years, Scripps Networks Interactive has built a portfolio of leading lifestyle programming brands, and we think this complementary expertise will be a boon to Travel Channel’s future growth.”

Scripps Networks Interactive will control the joint venture and the network will be run as part of the company’s growing portfolio of popular lifestyle media brands.

“The incredibly complementary nature of our lifestyle media businesses presents an abundance of opportunity to provide services for Travel Channel that will result in increased advertising and affiliate revenues and substantial cost synergies,” Lowe said. “We have extensive experience working with partners to build value over the long term. Among cable companies, Cox has an outstanding reputation for its vision and investment for the long-term success of its businesses. We look forward to partnering with them in this venture.”

Scripps Networks Interactive was advised on the transaction by Barclays Capital Inc. and Skadden, Arps, Slate Meagher & Flom LLP.

Conference call

The senior management team of Scripps Networks Interactive will discuss the proposed Travel Channel transaction as well as the company’s third quarter operating results during a telephone conference call tomorrow, Friday Nov. 6, at 10 a.m. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 800-288-8976 (U.S.) or 612-332-0342 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “Scripps Networks Interactive,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12 Noon ET Nov. 6 until 11:59 p.m. ET Nov. 13. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 122842. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations, then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2008 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes: Lifestyle Media, with popular lifestyle television and Internet brands HGTV, Food Network, DIY Network, Fine Living Network (FLN) and country music network Great American Country; and Interactive Services, with leading online search and comparison shopping services BizRate and Shopzilla.

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Contacts:

Mark Kroeger, Scripps Networks Interactive (Cincinnati), 513-824-3227

Cindy McConkey, Scripps Networks (Knoxville), 865-560-3976

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